Exhibit 5.1

February 13, 2026

First Choice Healthcare Solutions, Inc.

95 Bulldog Blvd, Suite 202

Melbourne, Florida 32901-1932

RE: First Choice Healthcare Solutions, Inc. - Registration Statement on Form S-1 (File No. 333-279357)

Ladies and Gentlemen:

We have acted as counsel to First Choice Healthcare Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) and, as thereafter amended or supplemented (the “Registration Statement”).

This Registration Statement contains two forms of prospectuses (collectively, the “Prospectuses”):

(i)	The initial public offering prospectus (the “IPO Prospectus”) to be used in connection with the initial public offering of an aggregate of 3,800,000 shares of the Company’s Series D Convertible Preferred Stock, par value $0.001 per share (the “Offered Preferred Stock”) and warrants (the “Warrants”) to purchase up to 3,800,000 shares of the Company’s Series D Convertible Preferred Stock, par value $0.001 per share. Each share of the Offered Preferred Stock we sell in this offering will be accompanied by one Warrant to purchase one share of Series D Convertible Preferred Stock. The IPO Prospectus also relates to: (a) up to 3,800,000 shares of common stock issuable upon the conversion of the Offered Preferred Stock (the “Conversion Shares”), (b) up to 1,710,000 shares of common stock representing payment of dividends accrued on the Offered Preferred Stock in shares of common stock upon conversion of the Offered Preferred Stock (the “Dividend Shares”), (c) up to 3,800,000 shares of Series D Convertible Preferred Stock issuable upon exercise of the Warrants (such shares of Series D Convertible Preferred Stock, the “Warrant Preferred Stock”), (d) up to 3,800,000 shares of common stock issuable from time to time upon the conversion of the Warrant Preferred Stock (the “Warrant Conversion Shares”), (e) up to 1,710,000 shares of common stock representing payment of dividends accrued on the Warrant Preferred Stock in shares of common stock upon conversion of the Warrant Preferred Stock (the “Warrant Dividend Shares”), and (f) up to 190,000 additional shares of common stock issuable from time to time upon conversion of the Series D Convertible Preferred Stock sold hereunder if the conversion price is lower than the initial conversion price of $5 per share (the “Additional Conversion Shares”).

(ii)	The resale prospectus (the “Resale Prospectus”) to be used in connection with the potential resale by selling stockholders of up to 2,948,896 shares of common stock (the “Resale Shares”) which includes 51,114 shares of common stock issuable upon the exercise of certain outstanding warrants.

The Conversion Shares, the Dividend Shares, the Warrant Conversion Shares, the Warrant Dividend Shares and the Additional Conversion Shares are referred to as “IPO Common Shares.” The Offered Preferred Stock, the Warrant Preferred Stock are referred to as “Series D Preferred Shares.” The securities issued under the IPO Prospectus and the Resale Prospectus are collectively referred to as the “Securities.”

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement and the Prospectuses, (iv) the form of Underwriting Agreement, (v) the form of Certificate of Designation of Series D Convertible Preferred Stock, (vi) the form of Warrant, and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto, the Certificate of Designations has been duly executed and filed with the Secretary of State of the State of Delaware, and the Series D Preferred Shares have been issued and delivered in accordance with the Underwriting Agreement and the Certificate of Designations against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Underwriting Agreement and the Certificate of Designations, the Series D Preferred Shares will be validly issued, fully paid and non-assessable.

2.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto and the Warrants have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Warrants will constitute valid and legally binding obligations of the Company.

3.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto, the Certificate of Designations has been duly executed and filed with the Secretary of State of the State of Delaware, and the IPO Common Shares have been issued and delivered in accordance with the Certificate of Designations, the IPO Common Shares will be validly issued, fully paid and non-assessable.

4.	When the offering under the IPO Prospectus is completed and the Resale Shares have been issued to the selling stockholders and delivered to the selling stockholders, the Resale will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law and, with respect to the enforceability of the Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectuses which are a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW